1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
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Freeport-McMoRan Copper & Gold Inc.
Announces $0.75 per Share Supplemental
Common Stock Dividend

NEW ORLEANS, LA, May 2, 2006 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized a supplemental common stock dividend of $0.75 per share to be paid on June 30, 2006 to shareholders of record as of June 15, 2006. The supplemental dividend to be paid in June represents an addition to FCX’s regular quarterly common stock dividend of $0.3125 per share (equivalent to $1.25 per share per annum). Since the fourth quarter of 2004, FCX’s Board has authorized six supplemental dividends totaling $3.00 per share, including $0.25 per share in 2004, $1.50 per share in 2005 and $1.25 per share to date in 2006. The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. Based on approximately 189 million shares currently outstanding, the supplemental dividend payment will approximate $142 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “This supplemental dividend is pursuant to our established financial policy of returning cash to shareholders from available cash flows. It reflects our strong performance to date in 2006 and continued improvements in prices for both copper and gold. Since the beginning of 2004, FCX has paid over $1 billion in common stock dividends and share purchases and has reduced debt by over $1.1 billion. The outlook for our business is positive, enabling us to continue to reduce debt while providing significant cash returns to shareholders.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding dividend payments and purchases of the Company’s common stock. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
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